Exhibit 32.2
Certification

Pursuant to 18 U.S.C. §1350, the undersigned officer of Sphere Entertainment Co. (the “Company”), hereby certifies, to such officer’s knowledge, that the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (the “Report”) fully complies with the requirements of §13(a) or §15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 8, 2023

/s/ GREGORY BRUNNER
Gregory Brunner
Senior Vice President, Controller and Principal Accounting Officer (Principal Financial Officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Report or as a separate disclosure document.